PROSPECTUS -- April 30, 2004
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THE CONTRACT. The contract described in this prospectus is a group or individual, single purchase payment, modified guaranteed deferred annuity contract issued by ING Life Insurance and Annuity Company (the Company, we, us, our) (formerly known as Aetna Life Insurance and Annuity Company). The contract is available as a nonqualified deferred annuity. Additionally, the contract is available as a rollover to a traditional Individual Retirement Annuity (IRA) under section 408(b) of the Internal Revenue Code of 1986, as amended (Tax Code) or a rollover to a Roth IRA under Tax Code section 408A. See "Purchase" in this prospectus for additional information.

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  WHY READING THIS PROSPECTUS IS IMPORTANT. This prospectus contains facts about the contract that you should know before investing. The information will help you determine if the contract is right for you. Read this prospectus carefully. If you do invest in the contract, retain this document for future reference.
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  TABLE OF CONTENTS . . . PAGE 3

HOW IT WORKS. Upon purchase, you may direct your purchase payment to different guaranteed terms ranging up to and including ten years. Each guaranteed term has its own guaranteed interest rate. When the guaranteed term(s) end, you can reinvest in another guaranteed term, begin receiving income phase payments, or withdraw your full account value.

WITHDRAWALS. You may withdraw all or part of your accumulated funds at any time. WITHDRAWALS PRIOR TO THE END OF A GUARANTEED TERM MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT AND CERTAIN FEES. UPON A FULL WITHDRAWAL, YOU COULD, THEREFORE, RECEIVE LESS THAN YOUR PURCHASE PAYMENT. SEE THE "MARKET VALUE ADJUSTMENT" SECTION AND "FEES" SECTION IN THIS PROSPECTUS FOR ADDITIONAL INFORMATION.

ADDITIONAL DISCLOSURE INFORMATION. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state that does not permit their sale. We have not authorized anyone to provide you with information different from that contained in this prospectus. The contract is not a deposit with, obligation of, or guaranteed or endorsed by any bank, nor is it insured by the FDIC.

            Our Home Office:                           Our Service Center:
 ING Life Insurance and Annuity Company                        ING
         151 Farmington Avenue                            P.O. Box 9271
      Hartford, Connecticut 06156                 Des Moines, Iowa 50306-92711
             1-800-262-3862                              1-800-531-4547

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                               TABLE OF CONTENTS
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CONTRACT OVERVIEW ...........................................................  4
Questions: Contacting the Company (sidebar)
Contract Design
Who's Who
Contract Phases
Contract Facts
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GUARANTEED TERMS AND GUARANTEED INTEREST RATES ..............................  6

YOUR CHOICES AT THE END OF A GUARANTEED TERM ................................  8

PURCHASE ....................................................................  8

RIGHT TO CANCEL .............................................................  9

FEES ........................................................................ 10

WITHDRAWALS ................................................................. 12

SYSTEMATIC DISTRIBUTION OPTIONS ............................................. 14

MARKET VALUE ADJUSTMENT (MVA) ............................................... 16

DEATH BENEFIT ............................................................... 17

INCOME PHASE ................................................................ 18

INVESTMENTS ................................................................. 21

TAXATION .................................................................... 23

OTHER TOPICS ................................................................ 30
Contract Distribution-- Contract Modification-- Transfer of Ownership; Assignment-- Involuntary Terminations-- Legal Matters--
Experts-- Getting Further Information-- Incorporation of Certain Documents by Reference-- Inquiries

APPENDIX I--CALCULATING A MARKET VALUE ADJUSTMENT (MVA) ..................... 34

[SIDEBAR]

QUESTIONS: CONTACTING THE
COMPANY. To answer your
questions, contact your sales
representative or write or call
our Customer Service Center:

ING
P.O. Box 9271
Des Moines, Iowa 50306-92711
1-800-531-4547financial goals.

[END SIDEBAR]

CONTRACT OVERVIEW
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The following is intended as a summary. Please read each section of this prospectus for additional detail.

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                                CONTRACT DESIGN
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The contract described in this prospectus is a group or individual, single purchase payment, modified guaranteed deferred annuity contract issued by ING Life Insurance and Annuity Company. It is intended to be used as a retirement savings vehicle that allows you to invest in fixed interest options in order to help meet long-term financial goals.

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                                   WHO'S WHO
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The contract holder (you): The person to whom we issue an individual contract or a certificate under a group contract.

The Company (we, us, our): ING Life Insurance and Annuity Company. We issue the contract.

The contract: Both individual contracts and certificates under a group contract are referred to in this prospectus as the contract.

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                                CONTRACT PHASES
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THE ACCUMULATION PHASE

> AT INVESTMENT. Upon purchase, you may direct your purchase payment to different guaranteed terms ranging up to and including ten years. Each guaranteed term has its own guaranteed interest rate. Generally, your purchase payment will earn interest at the guaranteed interest rate(s) for the duration of the guaranteed term(s) you select. If you withdraw or transfer amounts prior to the end of a guaranteed term, those amounts may be subject to a market value adjustment and certain fees. See "Market Value Adjustment" and "Fees."

> AT MATURITY. We will notify you at least 18 days before the guaranteed term ends. If you do not make any election before the guaranteed term ends, we will automatically renew the contract for a guaranteed term of the same or similar duration. If you do not want to automatically renew, contact us before the guaranteed term ends. Prior to the end of a guaranteed term, you can elect to reinvest in a different guaranteed term, begin income phase payments, or withdraw the full amount available at maturity.

THE INCOME PHASE

You may start receiving income phase payments any time after the first year of the contract. Several payment options are available. See "Income Phase." In general, you may receive payments for a specified period of time or for life; receive payments monthly, quarterly, semi-annually or annually; and select an option that provides a death benefit to beneficiaries.

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                                 CONTRACT FACTS
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FREE LOOK/RIGHT TO CANCEL: You may cancel the contract within ten days of receipt (or as otherwise provided by state law). See "Right to Cancel."

DEATH BENEFIT: A beneficiary may receive a benefit in the event of your death prior to the income phase. Benefits during the income phase depend upon the payment option selected. See "Death Benefit" and " Income Phase."

WITHDRAWALs: During the accumulation phase, you may withdraw all or part of your account value. Amounts withdrawn may be subject to a market value adjustment, early withdrawal charge, maintenance fee, tax withholding and taxation. See "Market Value Adjustment," "Withdrawals," "Fees" and "Taxation."

SYSTEMATIC DISTRIBUTION OPTIONS: You may elect to receive regular payments from your account, while retaining the account in the accumulation phase. See "Systematic Distribution Options."

FEES: Certain fees may be deducted from your account value. See "Fees."

TAXATION: You will not generally pay taxes on any earnings from the annuity contract described in this prospectus until they are withdrawn. Tax-qualified retirement arrangements (e.g., IRAs) also defer payment of taxes on earnings until they are withdrawn. If you are considering funding a tax-qualified retirement arrangement with an annuity contract, you should know that the annuity contract does not provide any additional tax deferral of earnings beyond the tax deferral provided by the tax-qualified retirement arrangement. However, annuities do provide other features and benefits which may be valuable to you. You should discuss your alternatives with your financial representative.

Taxes will generally be due when you receive a distribution. Tax penalties may apply in some circumstances. See "Taxation."

MARKET VALUE ADJUSTMENT (MVA): If you withdraw all or part of your account value before a guaranteed term is completed, an MVA may apply. The MVA reflects the change in the value of the investment due to changes in interest rates since the date of investment, and may be positive or negative. See "Market Value Adjustment."
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GUARANTEED TERMS AND GUARANTEED INTEREST RATES
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The contract offers fixed interest options called guaranteed terms. On the application or enrollment form, you select the guaranteed term(s) you want to invest in from among the guaranteed terms we offer at that time. Your purchase payment earns interest at the guaranteed interest rate applicable to that guaranteed term.

GUARANTEED TERMS

START DATE. Guaranteed terms always start on the first business day of the month.

LENGTH. Guaranteed terms are offered at our discretion for various lengths of time ranging up to and including ten years.

MINIMUM PAYMENTS. Your single purchase payment must be at least $10,000. You may divide your single purchase payment among any of the various guaranteed terms we offer, but you must invest at least $1,000 in any single guaranteed term.

GUARANTEED INTEREST RATES

We state the guaranteed interest rates as an effective annual rate of return. In other words, we credit the interest you earn on your purchase payment at a rate that provides the guaranteed rate of return over a one-year period, assuming you make no withdrawals. Guaranteed interest rates will never be less than the minimum guaranteed interest rate stated in the contract. We reserve the right to offer, from time to time, guaranteed interest rates to prospective investors that are higher than those offered to current contract holders with respect to guaranteed terms of the same duration.

ONE GUARANTEED TERM/MULTIPLE GUARANTEED INTEREST RATES. More than one guaranteed interest rate may be applicable during a guaranteed term greater than one year. For example, a guaranteed term of five years may apply one guaranteed interest rate for the first year, a different guaranteed interest rate for the next two years, and a third guaranteed interest rate for the last two years. You may not select a guaranteed term with multiple guaranteed interest rates if your contract is issued in the State of New York.

EXAMPLE OF INTEREST CREDITING AT THE GUARANTEED INTEREST RATE. The example below shows how interest is credited during a guaranteed term. The hypothetical guaranteed interest rate used in this example is illustrative only and is not intended to predict future guaranteed interest rates to be offered under the contract. Actual guaranteed interest rates offered may be more or less than those shown. The example assumes no withdrawals of any amount during the entire seven-year guaranteed term illustrated. The example does not reflect any market value adjustment, federal income taxes, possible tax penalties, or deductions of any early withdrawal charge, premium taxes, or maintenance fees. See "Withdrawals," "Market Value Adjustment," "Fees" and "Taxation."

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EXAMPLE:

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  Purchase payment:                         $20,000
  Guaranteed term:                          7 years
  Guaranteed interest rate:                 6.00% per year

The guaranteed interest rate is applied in this example by using the formula:

                        1 + the guaranteed interest rate = 1.06

  Account Value at End of                   Interest Earned at End of
  each contract year                        each contract year
  ------------------                        ------------------

  Contract year 1 = $21,200.00              Interest at end of contract year
  ($20,000.00 x 1.06)                       1 = $1,200.00

  Contract year 2 = $22,472.00              Interest at end of contract year
  ($21,200.00 x 1.06)                       2 = $1,272.00

  Contract year 3 = $23,820.32              Interest at end of contract year
  ($22,472.00 x 1.06)                       3 = $1,348.32

  Contract year 4 = $25,249.54              Interest at end of contract year
  ($23,820.32 x 1.06)                       4 = $1,429.22

  Contract year 5 = $26,764.51              Interest at end of contract year
  ($25,249.54 x 1.06)                       5 = $1,514.97

  Contract year 6 = $28,370.38              Interest at end of contract year
  ($26,764.51 x 1.06)                       6 = $1,605.87

  End of guaranteed term = $30,072.61       Interest at end of contract year
  ($28,370.38 x 1.06)                       7 = $1,702.23

  Total interest credited in guaranteed term = $10,072.61 ($30,072.61 - $20,000)

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DETERMINATION OF GUARANTEED INTEREST RATES. We will periodically determine the guaranteed interest rates we offer at our sole discretion. We have no specific formula for determining the rate of interest we will declare as future guaranteed interest rates. Our determination of guaranteed interest rates is influenced by, but does not necessarily correspond to, interest rates available on the types of debt instruments in which we intend to invest the amounts attributable to the contract. See "Investments." The Company's management will also consider various factors in determining guaranteed interest rates for a given guaranteed term, including some or all of the following:

>    Regulatory and tax requirements;

>    Sales commissions;

>    Administrative expenses;

>    General economic trends; and

>    Competitive factors.

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THE COMPANY'S MANAGEMENT DETERMINES THE GUARANTEED INTEREST RATES WE WILL OFFER.
WE CANNOT PREDICT NOR GUARANTEE FUTURE LEVELS OF GUARANTEED INTEREST RATES ABOVE THE CONTRACTUALLY GUARANTEED MINIMUM RATE NOR GUARANTEE WHAT RATES WILL BE OFFERED IN THE FUTURE.

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YOUR CHOICES AT THE END OF A GUARANTEED TERM
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At least 18 calendar days prior to the end of a guaranteed term, we will notify you that the guaranteed term is about to end. At the end of a guaranteed term, you can do three things with the amount you have accumulated for that guaranteed term:

>    Reinvest all or part of it in another guaranteed term;

>    Withdraw all or part of it; or

>    Use all or part of it to start your income phase payments.

These choices can also be combined. For example, you can withdraw part of the amount you have accumulated and reinvest the balance or reinvest part and use the balance to start income phase payments. Each of these choices has certain consequences, which you should consider carefully. See "Withdrawals," "Income Phase" and "Taxation."

REQUESTING YOUR CHOICE. Once you decide what you want to do with your account value for that guaranteed term, you must advise us of your decision by completing an election form. We must receive your completed election form at least five days prior to the end of the guaranteed term to which it applies.

If we do not receive your properly completed election form in time, or you do not submit an election form, your account value at the end of the guaranteed term will be automatically reinvested in the following manner:

>    For a guaranteed term equal to the guaranteed term just ended;

> If no such guaranteed term is available, for the guaranteed term with the next shortest duration; or

> If no such shorter guaranteed term is available, for the guaranteed term with the next longest duration.

Your account value will then earn interest at the guaranteed interest rate applicable to the guaranteed term automatically selected for you. We will mail a confirmation statement to you the next business day after the completion of the just-ended guaranteed term advising you of the new guaranteed term and guaranteed interest rate.

PURCHASE
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CONTRACT TYPE. The contract may be purchased as one of the following:

(1)  A nonqualified deferred annuity;

(2) A rollover to a traditional individual retirement annuity (IRA) under Tax Code section 408(b) (limitations apply, see "Purchasing a Traditional IRA" in this section); or

(3) A rollover to a Roth IRA under Tax Code section 408A (limitations apply, see "Purchasing a Roth IRA" in this section).

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HOW TO PURCHASE. To purchase a contract, complete an application or enrollment form and submit it to the Company along with your purchase payment.

PAYMENT METHODS. The following purchase payment methods are allowed:

> One lump-sum payment; or > Transfer or rollover from a pre-existing plan or account.

We reserve the right to reject any payments without advance notice.

PAYMENT AMOUNT. The minimum purchase payment is $10,000. We may limit the amount of the maximum purchase payment. All purchase payments over $1,000,000 will be allowed only with our consent. You may not make any additional purchase payments under an existing contract. However, eligible persons may purchase additional contracts at the then prevailing guaranteed interest rates and guaranteed terms.

PURCHASING A TRADITIONAL IRA. To purchase the contract as a traditional IRA, your purchase payment must be a transfer of amounts held in one of the following:

>    A traditional individual retirement account under Tax Code section 408(a);

>    A traditional individual retirement annuity under Tax Code section 408(b);
     or

>    A retirement plan qualified under Tax Code section 401 or 403.

PURCHASING A ROTH IRA. A contract may be purchased as a Roth IRA under Tax Code section 408A, by transferring amounts previously accumulated under another Roth IRA or from a traditional individual retirement annuity or individual retirement account, provided certain conditions are met. See "Taxation."

ACCEPTANCE OR REJECTION OF APPLICATIONS OR ENROLLMENT FORMS. We must accept or reject your application or enrollment form within two business days of receipt. If the application or enrollment form is incomplete, we may hold it and any accompanying purchase payment for five days. Payments may be held for longer periods only with your consent, pending acceptance of the application or enrollment form. If the application or enrollment form is accepted, a contract will be issued to you. If the application or enrollment form is rejected, we will return it and any payments to you, without interest.

We may also refuse to accept certain forms of premium payments or loan repayments, if applicable, (traveler's checks, for example) or restrict the amount of certain forms of premium payments or loan repayments (money orders totaling more than $5,000, for example). In addition, we may require information as to why a particular form of payment was used (third party checks, for example) and the source of the funds of such payment in order to determine whether or not we will accept it. Use of an unacceptable form of payment may result in us returning your premium payment and not issuing the contract.

WHAT HAPPENS TO YOUR PURCHASE PAYMENT? If we accept your application or enrollment form, your purchase payment becomes part of our general assets and is credited to an account established for you. We will

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confirm the crediting of your purchase payment within five business days of receipt of your properly completed application or enrollment form. You start earning interest on your purchase payment beginning on the effective date of the contract, which is the date your purchase payment is credited. During the period of time between the date your purchase payment is credited and the start of the guaranteed term you selected, your purchase payment earns interest at the guaranteed interest rate applicable to the guaranteed term you selected.

RIGHT TO CANCEL
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You may cancel the contract within ten days of receiving it (or as otherwise provided by state law) by returning it to our Service Center along with a written notice of cancellation. We will issue a refund within seven days of our receipt of the contract and written notice of cancellation. The refund will equal the amount of your purchase payment.

FEES
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The following fees and other deductions may impact your account value:

>    Early Withdrawal Charge (see below);

>    Maintenance Fee (see below);

>    Premium Taxes (see below);

>    Market Value Adjustment (see "Market Value Adjustment"); and

>    Taxation (see "Taxation").

EARLY WITHDRAWAL CHARGE

Withdrawals of all or a portion of your account value may be subject to a charge. In the case of a partial withdrawal where you request a specified dollar amount, the amount withdrawn from your account will be the amount you specified plus adjustment for any applicable early withdrawal charge.

AMOUNT. The amount is a percentage of the purchase payment you withdraw. The percentage will be determined by the early withdrawal charge schedule below.

PURPOSE. This is a deferred sales charge. It reimburses some of our sales and administrative expenses associated with the contract.

EARLY WITHDRAWAL CHARGE SCHEDULE:
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   Years since purchase

   payment credited              0   1    2   3   4    5     6    7

   Fee as a percentage of
   payment withdrawn:            7%  7%   6%  6%  5%   4%    2%   0%
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HOW WE APPLY THE SCHEDULE. For purposes of applying the early withdrawal charge, all time periods are measured from the date your purchase payment is credited, even if you reinvest all or part of your account value in another guaranteed term. Once the early withdrawal charge declines to 0%, it no longer applies, regardless of how long you own the contract.

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The early withdrawal charge applies only to withdrawals of your purchase payment. However, for the purposes of this charge, we assume you are withdrawing all or part of your purchase payment first (not your earnings). This assumption is not made for tax purposes. See "Taxation."

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EXAMPLE. Assume the first guaranteed term you select is for five years. Further assume that at the end of this five-year guaranteed term, you decide to reinvest your account value for another guaranteed term of four years. Assume you then make a withdrawal (but not a special withdrawal, as described below) during the second year of the new guaranteed term. Because six years have passed since your purchase payment was credited, you would pay a 2% early withdrawal charge, even though you could have withdrawn all or part of your account value at the end of the first five-year guaranteed term without paying an early withdrawal charge. See "Waiver of Charge," below. However, if you make a withdrawal during the third year of the new guaranteed term, or anytime thereafter, you would pay no early withdrawal charge, because seven years would have passed since your purchase payment was credited.
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SPECIAL WITHDRAWALS. After 12 months from the contract effective date, you may make one withdrawal equal to 10% or less of your account value during any calendar year, valued at the time we receive your withdrawal request in writing, and we will not deduct any early withdrawal charge. This special withdrawal is subject to the following restrictions:

>    It applies only to the first withdrawal each calendar year;

> All subsequent withdrawals that calendar year are subject to an early withdrawal charge, even if you did not withdraw the full 10% with your first withdrawal; and

> If your first withdrawal of the calendar year is in excess of 10% of your account value, the excess amount is subject to an early withdrawal charge.

WAIVER OF CHARGE. The early withdrawal charge is waived for amounts that are:

> Withdrawn at the end of a guaranteed term, provided that at least five days prior to the end of that guaranteed term we receive your withdrawal request in writing. (If you reinvest those amounts in another guaranteed term, future withdrawals will be subject to an early withdrawal charge as described above); or

> $2,500 or less, provided that no withdrawal has been made from your account during the prior 12 months; or

> Withdrawn due to your election of a systematic distribution option (see "Systematic Distribution Options"); or

> Withdrawn due to an involuntary termination. This may occur if your account value is less than $2,500. See "Other Topics--Involuntary Terminations."

NURSING HOME WAIVER. If approved in your state, you may withdraw all or a portion of your account value without an early withdrawal charge if all of the following conditions are met:

> More than one account year has elapsed since the date your purchase payment was credited;

> The annuitant, designated under the contract, has spent at least 45 consecutive days in a licensed nursing facility (in New Hampshire, the facility may be non-licensed); and

> The withdrawal is requested within three years of the designated annuitant's admission to a licensed nursing facility (in Oregon there is no three year limitation and in New Hampshire, the facility may be non-licensed).

We will not waive the early withdrawal charge if the annuitant was in a licensed nursing care facility at the time you purchased the contract. The nursing home waiver may not be available in all states.

MARKET VALUE ADJUSTMENT AND TAXATION. Except for withdrawals at the end of a guaranteed term as noted above, and withdrawals under a systematic distribution option, a market value adjustment is applicable to any amounts you withdraw. Regardless of when or how withdrawals are taken, you may also be required to pay taxes and tax penalties. See "Market Value Adjustment" and "Taxation."

ANNUAL MAINTENANCE FEE

Currently we do not charge a maintenance fee. However, prior to the time you enter the income phase, an annual maintenance fee may be deducted from your account value on each anniversary of the contract's effective date and if you make a full withdrawal from the contract. The terms and conditions under which the maintenance fee may be deducted are stated in the contract. A maintenance fee would be used to reimburse us for our administrative expenses relating to establishing and maintaining the contract.

PREMIUM TAXES

MAXIMUM AMOUNT. Some states and municipalities charge a premium tax on annuities. These taxes currently range from 0% to 4%, depending upon the jurisdiction.

WHEN/HOW. We reserve the right to deduct a charge for premium taxes from your account value or from your payment to the account at any time, but not before there is a tax liability under state law. For example, we may deduct a charge for premium taxes at the time of a complete withdrawal or we may reflect the cost of premium taxes in our income phase payment rates when you commence income phase payments. If, at your death, your beneficiary elects to receive a lump-sum distribution, a charge may be deducted for any premium taxes paid on your behalf for which we have not been reimbursed. If we deduct premium taxes from your purchase payment, the amount invested in a guaranteed term will be equal to the amount of your purchase payment reduced by any applicable premium tax.

WITHDRAWALS
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You may withdraw all or part of your account value at any time during the accumulation phase. Amounts are withdrawn on a pro-rata basis from each of the guaranteed terms under the contract. You may request that we inform you in advance of the amount payable upon a withdrawal.

STEPS FOR MAKING A WITHDRAWAL.

>    Select the withdrawal amount.

     1) Full withdrawal: You will receive, reduced by any required withholding tax, your account value, plus or minus any applicable market value adjustment, and minus any applicable early withdrawal charge and annual maintenance fee.

     2) Partial Withdrawal (Percentage or Specified Dollar Amount): You will receive, reduced by any required withholding tax, the amount you specify, subject to the value available in your account. However, the amount actually withdrawn from your account will be adjusted for any applicable early withdrawal charge and any positive or negative market value adjustment, and accordingly, may be more or less than the amount requested.

>    Properly complete a disbursement form and submit it to our Service Center.

DELIVERY OF PAYMENT. Payment of withdrawal requests will be made in accordance with the SEC's requirements. Normally, payment will be sent not later than seven days following our receipt of the disbursement form in good order. Generally, a request is considered to be in "good order" when it is signed, dated and made with such clarity and completeness that we are not required to exercise any discretion in carrying it out. However, under certain emergency situations, we may defer payment of any withdrawal for a period not exceeding six months from the date we receive your withdrawal request.

TAXES, FEES AND DEDUCTIONS. Amounts withdrawn may be subject to one or more of the following:

> Early Withdrawal Charge: Withdrawals of all or a portion of your account may be subject to an early withdrawal charge. This is a deferred sales charge that reimburses us for some of the sales and administrative expenses associated with the contract. See "Fees -- Early Withdrawal Charge."

> Annual Maintenance Fee: If you make a full withdrawal from the contract, we may deduct any applicable annual maintenance fee. See "Fees-- Annual Maintenance Fee."

> Market Value Adjustment (MVA): The MVA reflects changes in interest rates since the deposit period. The MVA may be positive or negative. If you make a withdrawal before the end of a guaranteed term, we will calculate an MVA and the amount withdrawn will be adjusted for any applicable positive or negative MVA. See "Market Value Adjustment."

> Tax Penalty: If you make a withdrawal before you attain age 59 1/2, the amount withdrawn may be subject to a 10% penalty tax. See "Taxation."

> Tax Withholding: Amounts withdrawn may be subject to withholding for federal income taxes. See "Taxation."

        All applicable fees and deductions are deducted from the amount of your withdrawal in accordance with the terms of the contract. Any market value adjustment applicable to your withdrawal, taxes, fees and deductions may either increase or decrease the amount paid to you. To determine which may apply, refer to the appropriate sections of this prospectus, contact your sales representative or call our Service Center at the number listed in "Contract Overview."

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SYSTEMATIC DISTRIBUTION OPTIONS
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FEATURES OF A SYSTEMATIC DISTRIBUTION OPTION

A systematic distribution option allows you to receive regular payments from the contract without moving into the income phase. By remaining in the accumulation phase, certain rights and flexibility not available during the income phase are retained.

These options may be exercised at any time during the accumulation phase of the contract.

The following systematic distribution options may be available:

> SWO--SYSTEMATIC WITHDRAWAL OPTION. SWO is a series of automatic partial withdrawals from your account based on a payment method you select. It is designed for those who want a periodic income while retaining investment flexibility for amounts accumulated under the contract.

     SWO allows you to withdraw either a specified amount or a specified percentage of the contract's value, or to withdraw amounts over a specified time period that you determine, within certain limits described in the contract. SWO payments can be made on a monthly or quarterly basis, and the amount of each payment is determined by dividing the designated annual amount by the number of payments due each calendar year. SWO payments are withdrawn pro-rata from each of the guaranteed terms under the contract.

     Under a contract purchased as a traditional IRA, if the SWO payment for any year is less than the required minimum distribution under the Tax Code, the SWO payment will be increased to an amount equal to the minimum distribution amount.

     If you participate in SWO, you may not utilize a special withdrawal to make additional withdrawals from the contract. See "Withdrawals-- Special Withdrawals."

> ECO--ESTATE CONSERVATION OPTION. ECO offers the same investment flexibility as SWO, but is designed for those who want to receive only the minimum distribution the Tax Code requires each year.

     Under ECO, we calculate the minimum distribution amount required by law, and pay you that amount once a year. ECO is not available under nonqualified contracts or under Roth IRA contracts. ECO payments are withdrawn pro-rata from each of the guaranteed terms under the contract.

     We will, upon request, inform you in advance of the amount payable under ECO.

     If you participate in ECO, you may not utilize a special withdrawal to make additional withdrawals from the contract. See "Withdrawals -- Special Withdrawals."

> OTHER SYSTEMATIC DISTRIBUTION OPTIONS. We may add additional systematic distribution options from time to time. You may obtain additional information relating to any of the systematic distribution options from your sales representative or from our Service Center.

AVAILABILITY. If allowed by applicable law, we reserve the right to discontinue the availability of one or all of the systematic distribution options for new elections at any time and to change the terms of future elections.

ELIGIBILITY. To exercise one of these options you must meet certain age criteria and your account value must meet certain minimum requirements. To determine if you meet the age and account value criteria and to assess terms and conditions that may apply, contact your sales representative or our Service Center.

TERMINATION. You may revoke a systematic distribution option at any time by submitting a written request to our Service Center. However, once cancelled, you or your spousal beneficiary may not elect SWO again. In addition, once cancelled, ECO may not be elected again until 36 months have elapsed.

DEDUCTIONS AND TAXATION. When you elect a systematic distribution option, your account value remains in the accumulation phase and subject to the applicable charges and deductions described in "Fees." However, we will not apply an early withdrawal charge or market value adjustment to any part of your account value paid under SWO or ECO. Taking a withdrawal through a systematic distribution option may have tax consequences. If you are concerned about tax implications consult a tax adviser before one of these options is elected. See "Taxation."

MARKET VALUE ADJUSTMENT (MVA)
--------------------------------------------------------------------------------

PURPOSE OF THE MVA. If you make an early withdrawal from the contract, we may need to liquidate certain assets or use existing cash flow that would otherwise be available to invest at current interest rates. The assets we may liquidate to provide your withdrawal amount may be sold at a profit or a loss, depending upon market conditions. To lessen this impact, certain withdrawals are subject to an MVA.

WHAT IS AN MVA? In certain situations described below, including when you make a withdrawal before the end of a guaranteed term, we will calculate an MVA and either add or deduct that value from the amount withdrawn. The calculation we use to determine the MVA reflects the change in the value of your investment due to changes in interest rates since the start of the guaranteed term under the contract. When these interest rates increase, the value of the investment decreases, and the MVA amount may be negative and cause a deduction from your withdrawal amount. Conversely, when these interest rates decrease, the value of the investment increases, and the MVA amount may be positive and cause an increase in your withdrawal amount.

CALCULATION OF THE MVA. For a further explanation of how the MVA is calculated, see Appendix I.

WHEN DOES AN MVA APPLY? An MVA may apply when:

> You request a withdrawal before the end of a guaranteed term. In this case the withdrawal amount may be increased or decreased by the application of the MVA.

> You initiate income phase payments before the end of your guaranteed term. In this case an MVA may be applied to any amounts used to start income phase payments. While either a positive or negative MVA may apply to amounts used to start a nonlifetime payment option, only a positive MVA will apply to amounts used to start a lifetime payment option. See "Income Phase."

>    We terminate the contract because your account value is less than $2,500.

>    You cancel the contract.

> A death benefit is paid upon the death of the annuitant, more than six months after the annuitant's death. See "Death Benefit."

> A death benefit is paid upon the death of a person other than the annuitant.

WHEN DOES AN MVA NOT APPLY? An MVA will not be applied to:

> Withdrawals under the Systematic Withdrawal Option or Estate Conservation Option as described in "Systematic Distribution Options."

> A death benefit payable upon death of an annuitant, if paid within six months of the annuitant's death. See "Death Benefit."

> Amounts withdrawn at the end of a guaranteed term, provided that at least five days prior to the end of that guaranteed term we receive your withdrawal request in writing. The MVA, however, remains applicable to any amount you reinvest for another guaranteed term.

[sidebar]

This section provides information about the death benefit during the accumulation phase. For death benefit information applicable to the income phase, see "Income Phase."

ANNUITANT: The person(s) on whose life expectancy we calculate the income phase payments.

[end sidebar]

DEATH BENEFIT
--------------------------------------------------------------------------------
DURING THE ACCUMULATION PHASE

WHO RECEIVES THE BENEFIT? If you or the annuitant die during the accumulation phase, a death benefit will be paid to your beneficiary in accordance with the terms of the contract subject to the following:

> Upon the death of a joint contract holder, the surviving joint contract holder will be deemed the designated beneficiary, and any other beneficiary on record will be treated as the beneficiary at the death of the surviving joint contract holder.

> If you are not a natural person, the death benefit will be payable at the death of the annuitant designated under the contract or upon any change of the annuitant.

> If you die and no beneficiary exists, the death benefit will be paid in a lump sum to your estate.

DESIGNATING A BENEFICIARY(IES). You may designate a beneficiary on your application or enrollment form, or by providing a written request in good order to our Service Center. Generally, a request is considered to be in "good order" when it is signed, dated and made with such clarity and completeness that we are not required to exercise any discretion in carrying it out.

CALCULATION OF THE BENEFIT. The death benefit is calculated as of the date proof of death and the beneficiary's right to receive the death benefit are received in good order at our Service Center. The amount of the death benefit is determined as follows:

> If the death benefit is paid within six months of the death of the annuitant, the amount equals your account value.

> If the death benefit is paid more than six months after the date of death of the annuitant, or if paid upon your death and you are not the annuitant, it equals your account value as adjusted by any applicable market value adjustment.

> If you are not the annuitant, the death benefit payable may be subject to an early withdrawal charge.

BENEFIT PAYMENT OPTIONS. If you are the annuitant and you die before income phase payments begin, or if you are not a natural person and the annuitant dies before income phase payments begin, any beneficiary under the contract who is an individual has several options for receiving payment of the death benefit. The death benefit may be paid:

>    In one lump-sum payment;

> In accordance with any of the available income phase payment options. See "Income Phase--Payment Options"; or

> In certain circumstances, your beneficiary, spousal beneficiary or joint contract holder may have the option to continue the contract rather than receive the death benefit.

Unless your beneficiary elects otherwise, the distribution will be made into an interest bearing account, backed by our general account, that is accessed by the beneficiary through a checkbook feature. The beneficiary may access death benefit proceeds at any time without penalty. Interest earned on this account may be less than interest paid on other settlement options.

TAXATION. The Tax Code requires distribution of death benefit proceeds within a certain period of time. Failure to begin receiving death benefit payments within those time periods can result in tax penalties. Regardless of the method of payment, death benefit proceeds will generally be taxed to the beneficiary in the same manner as if you had received those payments. See "Taxation" for additional information.

CHANGE OF BENEFICIARY. You may change the beneficiary previously designated at any time by submitting notice in writing to our Service Center. The change will not be effective until we receive and record it.

INCOME PHASE
--------------------------------------------------------------------------------

During the income phase you receive payments from your accumulated account value. You may apply all or a portion of your account value to provide these payments. Income phase payments are made to you or you can, subject to availability, request that payments be deposited directly to your bank account. After your death, we will send your designated beneficiary any income phase payments still due. You may be required to pay taxes on all or a portion of the income phase payments you receive. See "Taxation."

PARTIAL ENTRY INTO THE INCOME PHASE. You may elect a payment option for a portion of your account value, while leaving the remaining portion in a guaranteed term(s). Whether the Tax Code considers such payments taxable as annuity payments or as withdrawals is currently unclear; therefore, you should consult with a qualified tax adviser before electing this option.

INITIATING INCOME PHASE PAYMENTS. At least 30 days prior to the date you want to start receiving income phase payments, you must notify us in writing of the following:

>    Start date;

>    Payment option (see the payment options table in this section); and

>    Payment frequency (i.e., monthly, quarterly, semi-annually or annually).

The account will continue in the accumulation phase until you properly initiate income phase payments. You may change your payment option election up to 30 days before income phase payments begin. Once you elect for income phase payments to begin, you may not elect a different payment option or elect to receive a lump-sum payment.

WHAT AFFECTS INCOME PHASE PAYMENT AMOUNTS? Some of the factors that may affect payment amounts include your age, your gender, your account value, the payment option selected and number of guaranteed payments (if any) selected.

[sidebar]

We may have used the following terms in prior prospectuses:

ANNUITY  PHASE --
Income Phase

ANNUITY OPTION --
Payment Option

ANNUITY PAYMENT --
Income Phase Payment

ANNUITIZATION --
Initiating Income
Phase Payments

[end sidebar]

MINIMUM INCOME PHASE PAYMENT AMOUNTS. The payment option you select must result in one or both of the following:

>    A first payment of at least $50.

>    Total yearly payments of at least $250.

If your account value is too low to meet these minimum payment amounts, you must elect a lump-sum payment. We reserve the right to increase the minimum payment amount based upon increases in the Consumer Price Index--Urban.

PAYMENT START DATE. Income phase payments may start any time after the first year of the contract, and will start the later of the annuitant's 85th birthday or the tenth anniversary of your purchase payment, unless you elect otherwise.

Regardless of your income phase payment start date, your income phase payments will not begin until you have selected an income phase payment option. Failure to select a payment option by your payment start date, or postponement of the start date past the later of the annuitant's 85th birthday or the tenth anniversary of your purchase payment, may have adverse tax consequences. You should consult with a qualified tax adviser if you are considering either of these courses of action.

PAYMENT LENGTH. If you choose a lifetime income phase payment option with guaranteed payments, the age of the annuitant plus the number of years for which payments are guaranteed must not exceed 95 at the time payments begin. Additionally, federal income tax requirements currently applicable to traditional IRAs provide that the period of years guaranteed may not be greater than the joint life expectancies of the payee and his or her designated beneficiary.

CHARGES DEDUCTED. No early withdrawal charge will be applied to amounts used to start income phase payments, although a market value adjustment may be applicable.

MARKET VALUE ADJUSTMENT. If your income phase payments start before the end of your guaranteed term, a market value adjustment will be applied to any amounts used to start income phase payments. If you select a lifetime payment option, only a positive market value adjustment will be applied. See "Market Value Adjustment."

DEATH BENEFIT DURING THE INCOME PHASE. Upon the death of either the annuitant or the surviving joint annuitant, the amount payable, if any, to your beneficiary depends on the payment option currently in force. Any amounts payable must be paid at least as rapidly as under the method of distribution in effect at the annuitant's death. If you die and you are not the annuitant, any remaining payments will continue to be made to your beneficiary at least as rapidly as under the method of distribution in effect at your death.

TAXATION. To avoid certain tax penalties, you or your beneficiary must meet the distribution rules imposed by the Tax Code. See "Taxation."

INCOME PHASE PAYMENT OPTIONS

The following table lists the income phase payment options and accompanying death benefits that may be available during the income phase. We may offer additional payment options under the contract from time to time.

TERMS USED IN THE TABLES:

ANNUITANT: The person(s) on whose life expectancy the income phase payments are calculated.

BENEFICIARY: The person designated to receive the death benefit payable under the contract.

--------------------------------------------------------------------------------
                      LIFETIME INCOME PHASE PAYMENT OPTIONS
--------------------------------------------------------------------------------

Life Income         LENGTH OF PAYMENTS: For as long as the annuitant lives. It is possible only one payment will be made should the annuitant die prior to the second payment's due date.

                    DEATH BENEFIT--NONE: All payments end upon the annuitant's death.

--------------------------------------------------------------------------------

Life Income --      LENGTH OF PAYMENTS:  For as long as the annuitant lives,
Guaranteed          with payments guaranteed for your with payments guaranteed
Payments            for your choice of 5, 10, 15, or 20 years, or other periods specified in the contract.

                    DEATH BENEFIT: If the annuitant dies before we have made all the guaranteed payments, payments will continue to the beneficiary.

--------------------------------------------------------------------------------

Life Income --      LENGTH OF PAYMENTS:  For as long as either annuitant lives.
Two Lives           It is possible only one payment will be made should both the annuitant and joint annuitant die before the second payment's due date.

                    CONTINUING PAYMENTS: When you select this option, you will also choose either:
                    (A) 100%, 66 2/3%, or 50% of the payment
                    to continue to the surviving annuitant after the first death; or
                    (B) 100% of the payment to continue to the first annuitant on the second annuitant's death, and 50% of the payment to continue to the second annuitant on the first annuitant's death.

                    DEATH BENEFIT--NONE: Payments cease upon the death of both annuitants.

-------------------------------------------------------------------------------

Life Income --     LENGTH OF PAYMENTS:  For as long as either annuitant lives,
Two Lives --       with payments guaranteed for a minimum of 120 months, or
Guaranteed         other periods specified in the contract.
Payments

                    CONTINUING PAYMENTS: 100% of the payment will continue to the surviving annuitant after the first death.

                    DEATH BENEFIT: If both annuitants die before the guaranteed payments have all been paid, payments will continue to the beneficiary.

--------------------------------------------------------------------------------
                    NONLIFETIME INCOME PHASE PAYMENT OPTIONS
--------------------------------------------------------------------------------

Nonlifetime--       LENGTH OF PAYMENTS:  Payments will continue for your choice
Guaranteed          of 10 through 30 years (or other periods specified in the
Payments            contract).

                    DEATH BENEFIT: If the annuitant dies before we make all the guaranteed payments, payment will continue to the beneficiary.
-------------------------------------------------------------------------------

INVESTMENTS
--------------------------------------------------------------------------------

SEPARATE ACCOUNT. Purchase Payments received under the contract and allocated to guaranteed terms will be deposited to and accounted for in a nonunitized separate account that we established under Connecticut law. A nonunitized separate account is a separate account in which you do not participate in the performance of the assets through unit values or any other interest.

Persons allocating amounts to the nonunitizedseparate account do not receive a unit value of ownership of assets accounted for in the separate account. The assets accrue solely to our benefit and we bear the entire risk of investment gain or loss. All of our obligations due to allocations to the nonunitizedseparate account are contractual guarantees we have made and are accounted for in the separate account. All of our general assets are available to meet the guarantees under the contracts. However, to the extent provided for in the applicable contracts, assets of the nonunitized separate account are not chargeable with liabilities arising out of any other business we conduct. Income, gains or losses of the separate account are credited to or charged against the assets of the separate account without regard to other income, gains or losses of the Company.

SETTING GUARANTEED INTEREST RATES. We do not have any specific formula for setting guaranteed interest rates for the guaranteed terms. We expect the guaranteed interest rates to be influenced by, but not necessarily correspond to, yields on fixed income securities we acquire with amounts allocated to the guaranteed terms when the guaranteed interest rates are set.

TYPES OF INVESTMENTS. Our assets will be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, and certain other investments.

We intend to invest in assets which, in the aggregate, have characteristics, especially cash flow patterns, reasonably related to the characteristics of the liabilities. Various immunization techniques will be used to achieve the objective of close aggregate matching of assets and liabilities. We will primarily invest in investment-grade fixed income securities including:

> Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government;

> Debt securities that are rated, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or
     Baa) or Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating organizations;

> Other debt instruments including those issued or guaranteed by banks or bank holding companies and of corporations, which although not rated by Moody's, Standard & Poor's, or other nationally recognized rating organizations, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above; and

> Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year which are considered by the Company's management to have investment quality comparable to securities which may be purchased as stated above.

In addition, we may invest in futures and options. We purchase financial futures and related options and options on securities solely for nonspeculative hedging purposes. In the event securities prices are anticipated to decline, we may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the nonunitized separate account. Similarly, if securities prices are expected to rise, we may purchase a futures contract or a call option against anticipated positive cash flow or we may purchase options on securities.

WHILE THIS SECTION GENERALLY DESCRIBES OUR INVESTMENT STRATEGY, WE ARE NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE CONTRACT ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY CONNECTICUT AND OTHER STATE INSURANCE LAWS. THE GUARANTEED INTEREST RATES WE ESTABLISH NEED NOT RELATE TO THE INVESTMENT PERFORMANCE OF THE NONUNITIZED SEPARATE ACCOUNT.

TAXATION
--------------------------------------------------------------------------------

1.   INTRODUCTION

     This section discusses our understanding of current federal income tax laws affecting the contract. You should keep the following in mind when reading it:

     o Your tax position (or the tax position of the designated beneficiary, as applicable) determines federal taxation of amounts held or paid out under the contract;

     o Tax laws change. It is possible that a change in the future could affect contracts issued in the past;

     o This section addresses federal income tax rules and does not discuss federal estate and gift tax implications, state and local taxes, foreign taxes or any other tax provisions; and

     o We do not make any guarantee about the tax treatment of the contract or transactions involving the contract.

     We do not intend this information to be tax advice. For advice about the effect of federal income taxes or any other taxes on amounts held or paid out under the contract, consult a tax adviser. For more comprehensive information, contact the Internal Revenue Service (IRS).

2.   TYPES OF CONTRACTS: NON-QUALIFIED OR QUALIFIED

     The Contract may be purchased on a non-tax-qualified basis or purchased on a tax-qualified basis. Non-qualified contracts are purchased with after tax contributions and are not related to retirement plans that receive special income tax treatment under the Code.

     Qualified Contracts are designed for use by individuals whose premium payments are comprised solely of proceeds from and/or contributions under retirement plans that are intended to qualify as plans entitled to special income tax treatment under Sections 401(a), 403(a), 403(b), 408, 408A or 457 of the Code. The ultimate effect of federal income taxes on the amounts held under a Contract, or annuity payments, depends on the type of retirement plan, on the tax and employment status of the individual concerned, and on your tax status. In addition, certain requirements must be satisfied in purchasing a qualified Contract with proceeds from a tax-qualified plan in order to continue receiving favorable tax treatment. Some retirement plans are subject to additional distribution and other requirements that are not incorporated into our Contract. Because the Plan is not part of the Contract, we are not bound by any Plan's terms or conditions. Contract owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contract comply with applicable law. Therefore, you should seek competent legal and tax advice regarding the suitability of a Contract for your particular situation. The following discussion assumes that qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.

3.   TAXATION OF NON-QUALIFIED CONTRACTS

     A.   TAXATION PRIOR TO DISTRIBUTION

          We believe that if you are a natural person you will generally not be taxed on increases in the value of a non-qualified Contract until a distribution occurs or until annuity payments begin. This assumes that the Contract will qualify as an annuity contract for federal income tax purposes. For these purposes, the agreement to assign or pledge any portion of the contract value generally will be treated as a distribution. In order to receive deferral of taxation, the following requirements must be satisfied:

          1) REQUIRED DISTRIBUTIONS. In order to be treated as an annuity contract for federal income tax purposes, the Code requires any non-qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of your death. The non-qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such distribution provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise. See "Death Benefit" for additional information on required distributions from non-qualified contracts.

          2) NON-NATURAL PERSONS. The owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the contract value over the "investment in the contract" (generally, the premiums or other consideration you paid for the contract less any nontaxable withdrawals) during the taxable year. There are some exceptions to this rule and a prospective contract owner that is not a natural person may wish to discuss these with a tax adviser.

          3) DELAYED ANNUITY STARTING DATE. If the Contract's annuity starting date occurs (or is scheduled to occur) at a time when the annuitant has reached an advanced age (e.g., age 85), it is possible that the Contract would not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract could be currently includible in your income.

     B.   TAXATION OF DISTRIBUTIONS

          1) GENERAL. When a withdrawal from a non-qualified Contract occurs [(including amounts paid to you under the MGWB rider)], the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the contract value (unreduced by the amount of any surrender charge) immediately before the distribution over the contract owner's investment in the contract at that time. Investment in the contract is generally equal to the amount of all contributions to the contract, less the aggregate amount of non-taxable distributions previously made. The contract value that applies for this purpose is unclear in some respects. For example, the [living benefits provided under the Contract, i.e., the GMAB, GMWB and GMIB, as well as] the market value adjustment could increase the contract value that applies. Thus, the income on the Contracts could be higher than the amount of income that would be determined without regard to such benefits. As a result, you could have higher amounts of income than will be reported to you.

               In the case of a surrender under a non-qualified Contract, the amount received generally will be taxable only to the extent it exceeds the contract owner's investment in the contract.

          2) 10% PENALTY TAX. A distribution from a non-qualified Contract may be subject to a federal tax penalty equal to 10% of the amount treated as income. In general, however, there is no penalty on distributions:

               o    made on or after the taxpayer reaches age 59 1/2;

               o    made on or after the death of a contract owner;

               o    attributable to the taxpayer's becoming disabled; or

               o made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

                    Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. A tax adviser should be consulted with regard to exceptions from the penalty tax.

          3) TAXATION OF ANNUITY PAYMENTS. Although tax consequences may vary depending on the payment option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income. The tax treatment of partial annuitizations is unclear. We currently treat any partial annuitizations, [such as those associated with the MGIB benefit,] as withdrawals rather than as annuity payments. Please consult your tax adviser before electing a partial annuitization.

          4) DEATH BENEFITS. Amounts may be distributed from a Contract because of your death or the death of the annuitant. Generally, such amounts are includible in the income of recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract, or (ii) if distributed under a payment option, they are taxed in the same way as annuity payments. Special rules may apply to amounts distributed after a Beneficiary has elected to maintain Contract value and receive payments.

          5) ASSIGNMENTS AND OTHER TRANSFERS. A transfer, pledge or assignment of ownership of a Contract, or the designation of an annuitant or payee other than an owner, may result in certain tax consequences to you that are not discussed herein. A contract owner contemplating any such transfer, pledge, assignment, or designation or exchange, should consult a tax adviser as to the tax consequences.

          6) NON-QUALIFIED TAX FREE EXCHANGES. Section 1035 of the Tax Code permits the exchange of all or a portion of a life insurance, endowment or annuity contract for an annuity contract on a tax-free basis. If your Contract is purchased through a tax free exchange of a life insurance, endowment or annuity contract that was purchased prior to August 14, 1982, then any distributions other than annuity payments will be treated, for tax purposes, as coming:

               o First, from any remaining "investment in the contract" made prior to August 14, 1982 and exchanged into the Contract;

               o Next, from any "income on the contract" attributable to the investment made prior to August 14, 1982;

               o    Then, from any remaining "income on the contract"; and

               o    Lastly, from any remaining "investment in the contract".

               The portion, if any, of a distribution representing "investment on the contract" made prior to August 14, 1982, will be treated, for tax purposes, as amounts not included in taxable income. The portion, if any, of a distribution representing "income on the contract" attributable to investment made prior to August 14, 1982 will be treated, for tax purposes as amounts included in gross income but not subject to the 10% tax penalty on pre-age 59 1/2 distributions.

               With respect to partial exchanges, the IRS has reserved the right to treat transactions it considers abusive as ineligible for favorable partial 1035 tax free exchange treatment. The IRS has not provided any additional guidance on what it considers abusive. It is not certain whether the IRS would treat an immediate withdrawal or annuitization after a partial exchange as abusive. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract directly into an immediate annuity. Currently, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a tax free transaction unless we believe that we would be expected to treat the transaction as abusive. We are not responsible for the manner in which any other insurance company, for tax reporting purposes, or the IRS, with respect to the ultimate tax treatment, recognizes or reports a partial exchange. We strongly advise you to discuss any proposed 1035 exchange with your tax advisor prior to proceeding with the transaction.

     C.   IMMEDIATE ANNUITIES

          Under section 72 of the Tax Code, an immediate annuity means an annuity (1) which is purchased with a single premium, (2) with annuity payments starting within one year from the date of purchase, and (3) which provides a series of substantially equal periodic payments made annually or more frequently. Generally, a portion of each annuity payment will be treated as a return of "investment in the contract" and excluded from income until all of the investment has been returned. The portion of annuity payments not representing "investment in the contract" is included in your income.

     D.   MULTIPLE CONTRACTS

          The tax law requires that all non-qualified deferred annuity contracts that are issued by a company or its affiliates to the same contract owner during any calendar year are treated as one non-qualified deferred annuity contract for purposes of determining the amount includible in such contract owner's income when a taxable distribution occurs.

     E.   WITHHOLDING

          We will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages. In addition, a 10% withholding rate applies to the taxable portion of non-periodic payments. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment.

4.   TAXATION OF QUALIFIED CONTRACTS

     A.   GENERAL

          The Contracts are designed for use with several types of qualified plans. The tax rules applicable to participants in these qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Special favorable tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from: contributions in excess of specified limits; distributions before age 59 1/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; and in other specified circumstances. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified retirement plans. Contract owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under these qualified retirement plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract, but we shall not be bound by the terms and conditions of such plans to the extent such terms contradict the Contract, unless the Company consents.

          You will not generally pay taxes on earnings from the annuity contract described in this prospectus until they are withdrawn. When an annuity contract is used to fund one of these tax qualified retirement arrangements, you should know that the annuity contract does not provide any additional tax deferral of earnings beyond the tax deferral provided by the tax-qualified retirement arrangement. Tax-qualified retirement arrangements under Tax Code sections 401(a), 401(k), 403(a), 403(b) or governmental 457 plans also generally defer payment of taxes on earnings until they are withdrawn (or in the case of a non-governmental 457 plan, paid or made available to you or a designated beneficiary). However, annuities do provide other features and benefits which may be valuable to you. You should discuss your alternatives with your local representative.

     B.   DISTRIBUTIONS - GENERAL

          For qualified plans under Section 401(a) and 403(b), the Code requires that distributions generally must commence no later than the later of April 1 of the calendar year following the calendar year in which the plan participant for whose benefit the contract is purchased (i) reaches age 70 1/2 or (ii) retires, and must be made in a specified form or manner. If the plan participant is a "5 percent owner" (as defined in the Code), distributions generally must begin no later than April 1 of the calendar year following the calendar year in which the plan participant reaches age 70 1/2. For IRAs described in Section 408, distributions generally must commence no later than by April 1 of the calendar year following the calendar year in which the individual contract owner reaches age 70 1/2. Roth IRAs under Section 408A do not require distributions at any time before the contract owner's death. PLEASE NOTE THAT REQUIRED MINIMUM DISTRIBUTIONS UNDER QUALIFIED CONTRACTS MAY BE SUBJECT TO SURRENDER CHARGE AND/OR MARKET VALUE ADJUSTMENT, IN ACCORDANCE WITH THE TERMS OF THE CONTRACT. THIS COULD AFFECT THE AMOUNT THAT MUST BE TAKEN FROM THE CONTRACT IN ORDER TO SATISFY REQUIRED MINIMUM DISTRIBUTIONS.

     C.   DIRECT ROLLOVERS

          If the Contract is used in connection with a pension, profit-sharing, or annuity plan qualified under sections 401(a) or 403(a) of the Code, or is a tax-sheltered annuity under section 403(b) of the Code, or is used with an eligible deferred compensation plan that has a government sponsor and that is qualified under section 457(b), any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under section 401(a) of the Code, qualified annuity plan under section 403(a) of the Code, section 403(b) annuity or custodial account, or an eligible section 457(b) deferred compensation plan that has a government sponsor, excluding certain amounts (such as minimum distributions required under section 401(a)(9) of the Code, distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more, or hardship distributions as defined in the tax law).

          Under these requirements, federal income tax equal to 20% of the eligible rollover distribution will be withheld from the amount of the distribution. Unlike withholding on certain other amounts distributed from the Contract, discussed below, you cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, you elect to have it directly transferred to certain qualified plans. Prior to receiving an eligible rollover distribution, you will receive a notice (from the plan administrator or us) explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct rollover.

     D.   CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS

          Section 401(a) of the Code permits corporate employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish these plans for themselves and their employees. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant, or to both may result if this Contract is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits before transfer of the Contract. Employers intending to use the Contract with such plans should seek competent advice.

     E.   INDIVIDUAL RETIREMENT ANNUITIES - GENERAL

          Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." These IRAs are subject to limits on the amount that can be contributed, the deductible amount of the contribution, the persons who may be eligible, and the time when distributions commence. Also, distributions from certain other types of qualified retirement plans may be "rolled over" on a tax-deferred basis into an IRA. Also, amounts in another IRA or individual retirement account can be rolled over or transferred tax-free to an IRA. There are significant restrictions on rollover or transfer contributions from Savings Incentive Match Plans for Employees (SIMPLE), under which certain employers may provide contributions to IRAs on behalf of their employees, subject to special restrictions. Employers may establish Simplified Employee Pension (SEP) Plans to provide IRA contributions on behalf of their employees. If you make a tax-free rollover of a distribution from any of these IRAs, you may not make another tax-free rollover from the IRA within a 1-year period. Sales of the Contract for use with IRAs may be subject to special requirements of the IRS.

     F.   INDIVIDUAL RETIREMENT ANNUITIES - DISTRIBUTIONS

          All distributions from a traditional IRA are taxed as received unless either one of the following is true:

          o The distribution is rolled over to a plan eligible to receive rollovers or to another traditional IRA or certain qualified plans in accordance with the Tax Code; or

          o You made after-tax contributions to the IRA. In this case, the distribution will be taxed according to rules detailed in the Tax Code.

          To avoid certain tax penalties, you and any designated beneficiary must also meet the minimum distribution requirements imposed by the Tax Code. The requirements do not apply to Roth IRA contracts while the owner is living. These rules may dictate one or more of the following:

          o    Start date for distributions;

          o The time period in which all amounts in your account(s) must be distributed; or

          o    Distribution amounts.

          Generally, you must begin receiving distributions from a traditional IRA by April 1 of the calendar year following the calendar year in which you attain age 70 1/2. We must pay out distributions from the contract over one of the following time periods:

          o Over your life or the joint lives of you and your designated beneficiary; or

          o Over a period not greater than your life expectancy or the joint life expectancies of you and your designated beneficiary.

          The amount of each periodic distribution must be calculated in accordance with IRS regulations. If you fail to receive the minimum required distribution for any tax year, a 50% excise tax is imposed on the required amount that was not distributed.

          The following applies to the distribution of death proceeds under 408(b) and 408A (Roth IRA - See below) plans. Different distribution requirements apply after your death.

          If your death occurs after you begin receiving minimum distributions under the contract, distributions must be made at least as rapidly as under the method in effect at the time of your death. Code section 401(a)(9) provides specific rules for calculating the required minimum distributions at your death. The death benefit under the contract and also certain other contract benefits, such as living benefits, may affect the amount of the required minimum distribution that must be taken.

          If your death occurs before you begin receiving minimum distributions under the contract, your entire balance must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of your death. For example, if you die on September 1, 2004, your entire balance must be distributed to the designated beneficiary by December 31, 2009. However, if the distributions begin by December 31 of the calendar year following the calendar year of your death, and you have named a designated beneficiary, then payments may be made over either of the following time-frames:

          o    Over the life of the designated beneficiary; or

          o Over a period not extending beyond the life expectancy of the designated beneficiary.

          If the designated beneficiary is your spouse, distributions must begin on or before the later of the following:

          o December 31 of the calendar year following the calendar year of your death; or

          o December 31 of the calendar year in which you would have attained age 70 1/2.

     G.   ROTH IRAS - GENERAL

          Section 408A of the Code permits certain eligible individuals to contribute to a Roth IRA. Contributions to a Roth IRA, which are subject to limits on the amount of the contributions and the persons who may be eligible to contribute, are not deductible, and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. Certain qualifying individuals may convert an IRA, SEP, or SIMPLE IRA, to a Roth IRA. Such rollovers and conversions are subject to tax, and other special rules may apply. If you make a tax-free rollover of a distribution from a Roth IRA to another Roth IRA, you may not make another tax-free rollover from the Roth IRA from which the rollover was made within a 1-year period. A 10% penalty may apply to amounts attributable to a conversion to a Roth IRA if the amounts are distributed during the five taxable years beginning with the year in which the conversion was made.

     H.   ROTH IRAS - DISTRIBUTIONS

          A qualified distribution from a Roth IRA is not taxed when it is received. A qualified distribution is a distribution:

          o Made after the five-taxable year period beginning with the first taxable year for which a contribution was made to a Roth IRA of the owner; and

          o Made after you attain age 59 1/2, die, become disabled as defined in the Tax Code, or for a qualified first-time home purchase.

          If a distribution is not qualified, it will be taxable to the extent of the accumulated earnings. Under special ordering rules, a partial distribution will first be treated generally as a return of contributions which is not taxable and then as taxable accumulated earnings.

     I.   TAX SHELTERED ANNUITIES - GENERAL

          Section 403(b) of the Code allows employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a Contract that will provide an annuity for the employee's retirement. These premium payments may be subject to FICA (Social Security) tax. Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 59 1/2, severance from employment, death or disability. Distributions allocable to salary reduction contributions, but not earnings on such contributions, may also be distributed upon hardship. Certain penalties may apply.

     J.   TAX SHELTERED ANNUITIES - DISTRIBUTIONS

          All distributions from Section 403(b) plans are taxed as received unless either of the following is true:

          o The distribution is rolled over to another plan eligible to receive rollovers or to a traditional individual retirement annuity/account (IRA) in accordance with the Tax Code; or

          o You made after-tax contributions to the plan. In this case, the amount will be taxed according to rules detailed in the Tax Code.

          Generally, you must begin receiving distributions by April 1 of the calendar year following the calendar year in which you attain age 70 1/2 or retire, whichever occurs later, unless you had amounts under the contract as of December 31, 1986. In this case, distribution of these amounts generally must begin by the end of the calendar year in which you attain age 75 or retire, if later. The death benefit under the contract and also certain other contract benefits, such as the living benefits, may affect the amount of the required minimum distribution that must be taken. If you take any distributions in excess of the required minimum amount, then special rules require that some or all of the December 31, 1986 balance be distributed earlier.

5    OTHER TAX CONSEQUENCES

     As noted above, the foregoing comments about the federal tax consequences under the Contracts are not exhaustive, and special rules are provided with respect to other tax situations not discussed in this prospectus. Further, the federal income tax consequences discussed herein reflect our understanding of current law, and the law may change. Federal estate and state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each contract owner or recipient of the distribution. A competent tax adviser should be consulted for further information.

6    POSSIBLE CHANGES IN TAXATION

     Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective before the date of the change). You should consult a tax adviser with respect to legislative developments and their effect on the Contract.

7    FEDERAL INCOME TAX WITHHOLDING

     We will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, we may be required to withhold tax, as explained above. The withholding rates applicable to the taxable portion of periodic annuity payments (other than eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. In addition, a 10% withholding rate applies to the taxable portion of non-periodic payments (including withdrawals prior to the annuity starting date) and conversions of, and rollovers from, non-Roth IRAs to Roth IRAs. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As discussed above, the withholding rate applicable to eligible rollover distributions is 20%.

8    ASSIGNMENTS

     Adverse tax consequences to the plan and/or to you may result if your beneficial interest in the contract is assigned or transferred to persons other than: a plan participant as a means to provide benefit payments; an alternate payee under a qualified domestic relations order in accordance with code section 414(p); or to the Company as collateral for a loan.

9    TAXATION OF COMPANY

     We are taxed as a life insurance company under the Tax Code. The Separate Account is not a separate entity from us. Therefore, it is not taxed separately as a "regulated investment company," but is taxed as part of the Company.

OTHER TOPICS
--------------------------------------------------------------------------------

CONTRACT DISTRIBUTION

The Company's affiliate, ING Financial Advisers, LLC (ING Financial) (prior to May 1, 2002, known as Aetna Investment Services, LLC), serves as the principal underwriter for the contracts. ING Financial, a Delaware limited liability company, is registered as a broker-dealer with the SEC. ING Financial is also a member of the National Association of Securities Dealers, Inc. (NASD) and the Securities Investor Protection Corporation. ING Financial's principal office is located at 151 Farmington Avenue, Hartford, Connecticut 06156.

The contracts are offered to the public by individuals who are registered representatives of ING Financial or other broker-dealers which have entered into a selling arrangement with ING Financial. We refer to ING Financial and the other broker-dealers selling the contracts as "distributors." All registered representatives selling the contracts must also be licensed as insurance agents for the Company.

COMMISSION PAYMENTS. Persons who offer and sell the contracts may be paid a commission. The maximum percentage amount paid with respect to a given purchase payment is 6% of the payment to an account. Asset-based service fees may also be paid. Asset-based service fees will not exceed 1 1/4 % of the assets held under a contract. Some sales personnel may receive various types of non-cash compensation as special sales incentives, including trips and educational and/or business seminars. The total compensation package for sales, supervisory and management personnel of affiliated or related broker-dealers may be positively impacted if the overall amount of investments in the contracts and other products issued or advised by the Company or its affiliates increases over time. The distributor may be reimbursed for certain expenses. The name of the distributor and the registered representative responsible for your account are stated in your application. Commissions and sales related expenses are paid by us or our subsidiary and these are not deducted from payments to your account.

Independent third party broker-dealers who will act as wholesalers by assisting us in finding broker-dealers interested in acting as distributors of the contracts may also be contracted. These wholesalers may also provide training, marketing and other sales related functions for us and for the distributors and may provide certain administrative services to us in connection with the contracts. Such wholesalers compensation may be paid based on purchase payments for the contracts purchased through distributors selected by the wholesaler. Third parties may also be designated to provide services in connection with the contracts, such as reviewing applications for completeness and compliance with insurance requirements and providing the distributors with approved marketing material, prospectuses or other supplies. These parties may also receive payments based on purchase payments for their services, to the extent applicable securities laws and NASD rules allow such payments. All costs and expenses related to these services will paid by us or our subsidiary.

CONTRACT MODIFICATION

Only an authorized officer of the Company may change the terms of the contract. We may change the contract as required by federal or state law. In addition, we may, upon 30 days' written notice to the contract holder, make other changes to group contracts that would apply only to individuals who become participants under that contract after the effective date of such changes. If the group contract holder does not agree to a change, we reserve the right to refuse to establish new accounts under the contract. Certain changes will require the approval of appropriate state or federal regulatory authorities.

TRANSFER OF OWNERSHIP; ASSIGNMENT

Your rights under a nonqualified contract may be assigned or transferred. An assignment of a contract will only be binding on us if it is made in writing and sent to and accepted by us at our Service Center. We will use reasonable procedures to confirm the assignment is authentic, including verification of signature. If we fail to follow our own procedures, we will be liable for any losses to you directly resulting from the failure. Otherwise, we are not responsible for the validity of any assignment. The rights of the contract holder and the interest of the annuitant and any beneficiary will be subject to the rights of any assignee we have on our records. We reserve the right not to accept any assignment or transfer to a non-natural person. In some cases, an assignment may have adverse tax consequences. You should consult a tax adviser.

INVOLUNTARY TERMINATIONS

We reserve the right to terminate any account with a value of $2,500 or less immediately following a partial withdrawal. However, an IRA may only be closed out when payments to the contract have not been received for a 24-month period and the paid-up annuity benefit at maturity would be less than $20 per month. If such right is exercised, you will be given 90 days' advance written notice. No early withdrawal charge will be deducted for involuntary terminations. We do not intend to exercise this right in cases where the account value is reduced to $2,500 or less solely due to investment performance.

EXPERTS

We have included and incorporated by reference into the Registration Statement of which this prospectus is a part and/or into this prospectus the consolidated financial statements and schedules of ING USA Annuity and Life Insurance Company (formerly Golden American Life Insurance Company), as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing and incorporated by reference in this prospectus and in the Registration Statement of which this prospectus is a part. These consolidated financial statements and schedules of the Company appearing in the Company's annual report on Form 10-K for the year ended December 31, 2003 have been audited by Ernst & Young. Such financial statements and schedules are included and incorporated herein by reference in reliance upon such reports given authority of such firm as experts in accounting and auditing.


LEGAL MATTERS

We are, or may be in the future, a defendant in various legal proceedings in connection with the normal conduct of our insurance operations. Some of these cases may seek class action status and may include a demand for punitive damages as well as for compensatory damages. In the opinion of management, the ultimate resolution of any existing legal proceeding is not likely to have a material adverse effect on our ability to meet our obligations under the contract.

ING Financial Advisers, LLC, the principal underwriter and distributor of the contract, (the "distributor"), is a party to threatened or pending lawsuits/arbitration that generally arise from the normal conduct of business. Suits against the distributor sometimes include claims for substantial compensatory, consequential or punitive damages and other types of relief. In a number of pending cases, claims have been made that a former registered representative of the distributor converted client funds to the representative's personal use. ING Financial Advisers, LLC is not involved in any legal proceeding which, in the opinion of management, is likely to have material adverse effect on its ability to distribute the contract.

FURTHER INFORMATION

This prospectus does not contain all of the information contained in the registration statement of which this prospectus is a part. Portions of the registration statement have been omitted from this prospectus as allowed by the Securities and Exchange Commission (SEC). You may obtain the omitted information from the offices of the SEC, as described below. We are required by the Securities Exchange Act of 1934 to file periodic reports and other information with the SEC. You may inspect or copy information concerning the Company at the Public Reference Room of the SEC at:

                       Securities and Exchange Commission
                               450 Fifth Street NW
                              Washington, DC 20549

You may also obtain copies of these materials at prescribed rates from the Public Reference Room of the above office. You may obtain information on the operation of the Public Reference Room by calling the SEC at either 1-800-SEC-0330 or 1-202-942-8090. You may also find more information about the Company by visiting the Company's homepage on the internet at www.ingretirementplans.com.

A copy of the Company's annual report on Form 10-K for the year ended December 31, 2003 accompanies this prospectus. We refer to Form 10-K for a description of the Company and its business, including financial statements. We intend to send contract holders annual account statements and other such legally-required reports. We do not anticipate such reports will include periodic financial statements or information concerning the Company. You can find this prospectus and other information the Company files electronically with the SEC on the SEC's web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have incorporated by reference the Company's latest Annual Report on Form 10-K, as filed with the SEC and in accordance with the Securities and Exchange Act of 1934. The Annual Report must accompany this prospectus. Form 10-K contains additional information about the Company including certified financial statements for the latest fiscal year. We were not required to file any other reports pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act since the end of the fiscal year covered by that Form 10-K. The registration statement for this prospectus incorporates some documents by reference. We will provide a free copy of any such documents upon the written or oral request of anyone who has received this prospectus. We will not include exhibits to those documents unless they are specifically incorporated by reference into the document. Direct requests to:

                                       ING
                             Customer Service Center
                                  P.O. Box 9271
                           Des Moines, Iowa 50306-9271
                                 1-800-531-4547

INQUIRIES

You may contact us directly by writing or calling us at the address or phone number shown above.

                                   APPENDIX I

                   CALCULATING A MARKET VALUE ADJUSTMENT (MVA)

MARKET VALUE ADJUSTMENT FORMULA

The mathematical formula used to determine the MVA is:

                            { (1+i)/(1+j) }^(X/365)

Where:

>    I is the deposit period yield;

>    J is the current yield; and

> X is the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term.

We make an adjustment in the formula of the MVA to reflect the period of time remaining in the guaranteed term from the Wednesday of the week of a withdrawal.

EXPLANATION OF THE MARKET VALUE ADJUSTMENT FORMULA

The MVA essentially involves a comparison of two yields: the yield available at the start of the current guaranteed term of the contract (the deposit period yield) and the yield currently available (the current yield).

The MVA depends on the relationship between the following:

> The deposit period yield of U.S. Treasury Notes that mature in the last quarter of the guaranteed term; and

>    The current yield of these U.S. Treasury Notes at the time of withdrawal.

If the current yield is the lesser of the two, the MVA will decrease the amount withdrawn from the contract to satisfy the withdrawal request (the MVA will be positive). If the current yield is the higher of the two, the MVA will increase the amount withdrawn from the contract to satisfy the withdrawal request (the MVA will be negative, or detrimental to the investor). As a result of the MVA imposed, the amount withdrawn from the contract prior to the maturity date may be less than the amount paid into the contract.

To determine the deposit period yield and the current yield, certain information must be obtained about the prices of outstanding U.S. Treasury Notes. This information may be found each business day in publications such as the Wall Street Journal, which publishes the yield-to-maturity percentages for all Treasury Notes as of the preceding business day. These percentages are used in determining the deposit period yield and the current yield for the MVA calculation.

DEPOSIT PERIOD YIELD

Determining the deposit period yield in the MVA calculation involves consideration of interest rates prevailing at the start of the guaranteed term from which the withdrawal will be made, as follows:

> We identify the Treasury Notes that mature in the last three months of the guaranteed term; and

> We determine the yield-to-maturity percentages of these Treasury Notes for the last business day of each week in the deposit period.

The resulting percentages are then averaged to determine the deposit period yield. The deposit period is the period of time during which the purchase payment or any reinvestment may be made to available guaranteed terms. A deposit period may be a month, a calendar quarter, or any other period of time we specify.

CURRENT YIELD

To determine the current yield, we use the same Treasury Notes identified for the deposit period yield --Treasury Notes that mature in the last three months of the guaranteed term. However, the yield-to-maturity percentages used are those for the last business day of the week preceding the withdrawal. We average these percentages to determine the current yield.

EXAMPLES OF MVA CALCULATIONS

The following are examples of MVA calculations using several hypothetical deposit period yields and current yields. These examples do not include the effect of any early withdrawal charge that may be assessed under the contract upon withdrawal.

EXAMPLE I

Assumptions:                                 Assumptions:

i, the deposit period yield, is 4%           i, the deposit period yield, is 5%

j, the current yield, is 6%                  j, the current yield, is 6%

x, the number of days remaining              x, the number of days remaining
(computed from Wednesday of the              (computed from Wednesday of the
week of withdrawal) in the                   week of withdrawal) in the
guaranteed term, is 927.                     guaranteed term, is 927.

MVA = { (1+i)/(1+j) }^(x/365)                MVA = { (1+i)/(1+j) }^(x/365)

    = { (1.04)/(1.06) }^(927/365)                = { (1.05)/(1.06) }^(927/365)

                        =.9528                                       =.9762

In this example, the deposit period          In this example, the deposit period
yield of 4% is less than the                 yield of 5% is less than the
current yield of 6%; therefore, the          current yield of 6%; therefore, the
MVA is less than one. The amount             MVA is less than one. The amount
withdrawn from the guaranteed term           withdrawn from the guaranteed term
is multiplied by this MVA.                   is multiplied by this MVA.

If a withdrawal or transfer of a             If a withdrawal or transfer of a
specific dollar amount is                    specific dollar amount is
requested, the amount withdrawn              requested, the amount withdrawn
from a guaranteed term will be               from a guaranteed term will be
increased to compensate for the              increased to compensate for the
negative MVA amount. For example, a          negative MVA amount. For example, a
withdrawal request to receive a              withdrawal request to receive a
check for $2,000 would result in a           check for $2,000 would result in a
$2,099.08 withdrawal from the                $2,048.76 withdrawal from the
guaranteed term.                             guaranteed term.

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EXAMPLE II

Assumptions:                                 Assumptions:

i, the deposit period yield, is 6%           i, the deposit period yield, is 5%

j, the current yield, is 4%                  j, the current yield, is 4%

x, the number of days remaining              x, the number of days remaining
(computed from Wednesday of the              (computed from Wednesday of the
week of withdrawal) in the                   week of withdrawal) in the
guaranteed term, is 927.                     guaranteed term, is 927.

MVA = { (1+i)/(1+j) }^(x/365)                MVA = { (1+i)/(1+j) }^(x/365)

    = { (1.06)/(1.04) }^(927/365)                = { (1.05)/(1.04) }^(927/365)

                        =1.0496                                      =1.0246

In this example, the deposit period          In this example, the deposit period
yield of 6% is greater than the              yield of 5% is greater than the
current yield of 4%; therefore, the          current yield of 4%; therefore, the
MVA is greater than one. The amount          MVA is greater than one. The amount
withdrawn from the guaranteed term           withdrawn from the guaranteed term
is multiplied by this MVA.                   is multiplied by this MVA.

If a withdrawal or transfer of a             If a withdrawal or transfer of a
specific dollar amount is                    specific dollar amount is
requested, the amount withdrawn              requested, the amount withdrawn
from a guaranteed term will be               from a guaranteed term will be
decreased to compensate for the              decreased to compensate for the
positive MVA amount. For example, a          positive MVA amount. For example, a
withdrawal request to receive a              withdrawal request to receive a
check for $2,000 would result in a           check for $2,000 would result in a
$1,905.49 withdrawal from the                $1,951.98 withdrawal from the
guaranteed term.                             guaranteed term.

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